QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.10
PROMISSORY NOTE

$500,000.00	March 9, 2004

FOR VALUE RECEIVED, TREATY OAK BANCORP, INC. (TOBC), the undersigned, promises to pay to TREATY OAK HOLDINGS, INC. (TOHI) or to order, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), with interest accruing at the rate of TWO PERCENT (2%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America.

        (A)  Payment. Accrued but unpaid principal and interest shall be due and payable on March 8, 2005.

        (B)  Prepayment. This Note may be prepaid in full or in part at any time and no prepayment penalty shall apply.

        (C)  Waiver. All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification, or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all parties waive all and every kind of notice of any change or changes and agree that the same may be made without notice or consent of any of them.

        (D)  Fees and Costs. Upon default, the holder of this Note may employ an attorney to enforce the holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorney's fees, plus all other reasonable expenses incurred by the holder in exercising any of the holder's right and remedies upon default. The rights and remedies of the holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against any property described in any security instrument related to this Note, or any other funds, property, or security held by the holder for payment or security, in the sole discretion of the holder. The failure to exercise any right or remedy shall not be a waiver or release of those rights or remedies or the right to exercise any of them at another time.

        (E)  Notice. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given or made if mailed by first class mail, postage prepaid, to the following addresses:

If to TOBC	Treaty Oak Bancorp, Inc. Attn: Jeffrey L. Nash 3811 Bee Cave Road, Ste. 209 Austin, TX 78746
If to TOHI	Treaty Oak Holdings, Inc. Attn: Terry W. Hamann 3811 Bee Cave Road, Ste 201 Austin, TX 78746

Either party may change his address by giving notice, in writing, stating the new address to the other party.

        (F)  Governing Law. This Note is to be governed and construed in accordance with the laws of the State of Texas.

IN TESTIMONY WHEREOF, the maker has caused this instrument to be effective the day and year first above written.

Treaty Oak Bancorp, Inc.
/s/
Jeffrey L. Nash, President

QuickLinks

EXHIBIT 10.10 PROMISSORY NOTE